Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated November 6, 2026
To Preliminary Prospectus dated November 5, 2026
Registration Statement No. 333-299634

LIS TECHNOLOGIES INC.

LIS TECHNOLOGIES INC.

Enriching the Future of Nuclear Power

Patented U.S. Origin Laser Uranium Enrichment Technology



PROPOSED INITIAL PUBLIC OFFERING · OCTOBER 2026

3D rendering · Project FUEL commercial facility · LIST Island, Oak Ridge, TN

Free Writing Prospectus Legend

This presentation relates to the proposed initial public offering (the "Offering") of LIS Technologies Inc. (together with its consolidated subsidiaries, the "Company," "we," "us" or "our") and highlights basic information about the Offering and the Company. This presentation should be read together with the Company's Registration Statement on Form S-1, as amended (the "Registration Statement"), including the prospectus contained therein, filed with the Securities and Exchange Commission (the "SEC") for the Offering to which this presentation relates.

This free writing prospectus presentation, dated November 6, 2026, supersedes and replaces in its entirety the Company's free writing prospectus filed with the SEC on October 30, 2026. To the extent of any inconsistencies between such earlier filed free writing prospectus and this free writing prospectus, this free writing prospectus should be relied upon.

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement, including the risk factors described therein, and other documents the Company has filed with the SEC for more complete information about the Company and the Offering. You may obtain these documents free of charge by visiting EDGAR on the SEC's website at www.sec.gov.

Alternatively, the Company, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus upon request. Please contact Titan Partners Securities LLC at 4 World Trade Center, 150 Greenwich St, 49th Floor, New York, NY 10007, by phone at (929) 833-1246 or by email at prospectus@titanpartnersgrp.com

This presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company's securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction. Securities may not be sold, nor may offers to buy be accepted, before the Registration Statement becomes effective. Any offering will be made only by means of a prospectus meeting applicable securities law requirements.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this free writing prospectus. Any representation to the contrary is a criminal offense.

Disclaimers and Cautionary Note Regarding Forward-Looking Statements

This presentation contains "forward-looking statements" that reflect our current expectations and views of future events. Significant known and unknown risks, uncertainties and other factors (including those listed under the caption "Risk Factors" in the Registration Statement) may cause our actual results, performance or achievements in the future to be materially and adversely different from those expressed or implied by the forward-looking statements. Therefore, you should not place undue reliance on forward-looking statements in this presentation.

You can identify some of these forward-looking statements by words or phrases such as "may," "will," "could," "would," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "goal," "is/are likely to," "potential," "project," "target," "future," "continue" or the derivative of these terms or other similar expressions about the future, although not all forward-looking statements contain these words. The forward-looking statements in this presentation are only predictions, are subject to change, and are based largely on our current expectations and projections about future events and financial trends.

Forward-looking statements include statements relating to, among other factors listed in the Registration Statement, our ability to: (i) engineer, develop, re-demonstrate, optimize and industrialize our proprietary CRISLA advanced laser enrichment technology, primarily for the production of enriched uranium products (EUP); (ii) design, construct and operate our Pilot Plant and our planned LEU-3 Facility for the commercial production of EUPs for the existing nuclear fleet as well as the next generation of advanced nuclear reactors; (iii) raise the substantial amount of additional funds that will be necessary for our business to succeed, which funds may not be available on acceptable terms or available at all; and (iv) achieve all or any of the nearer and longer-term anticipated business milestones addressed herein.

Our forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. The forward-looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

This presentation includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Statistical data in these publications also include projections based on a number of assumptions. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information. In addition, the new and rapidly changing nature of the nuclear fuel industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry.

Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions.

Offering Summary & Pre-IPO Capitalization

Offering Summary	
Issuer	LIS Technologies Inc.
Proposed Listing / Symbol	NASDAQ: LIS
Transaction	Initial Public Offering
Anticipated Offering Size	$18.6 Million (+15% Over-Allotment Option)
Shares Offered	3,100,000 shares (based on $6.00 mid-point)
Offering Range	$5.00 to $7.00 per share
Use of Proceeds	R&D, business development, working capital and general corporate purposes
Sole Bookrunner	Titan Partners
Co-Manager	Northland Capital Markets

FINANCIAL SNAPSHOT(1)

~$71.6M
Capital Raised to Date

$18.8M
Cash

~100.7M
Fully Diluted Shares Outstanding
(Includes outstanding options, RSUs and shares subject to vesting)

(1) Financial information as of July 31, 2026, except share capitalization, which reflects the November 5, 2026, share count and disclosed equity awards.

LIS TECHNOLOGIES INC.

Leadership & Industry Expertise



Jay Yu
Co-Founder, Executive Chairman & CEO
Founder and Chairman of NANO Nuclear Energy; 20 years in capital markets



Christo J. Liebenberg
Co-Founder, President & CTA
30+ years in Laser Isotope Separation; Laser Manager at SA-MLIS, Silex & GLE; 12+ years ASML EUV laser scientist; Started the revival of CRISLA in 2013



Viktor Chikan, Ph.D.
Chief Technology Officer
Physical Chemistry professor at KSU for 17 years, specializing in laser spectroscopy; Former ASML EUV-technology group leader



Lloyd Jollay
Chief Operations Officer
Former Y-12 leader and BGS VP of Nuclear Fuel Cycle; 30+ years in nuclear industry



Rama Rhule, CPA, CMA
Chief Financial Officer
Chartered Professional Accountant with 20+ years of experience in financial management, reporting, and budgeting



Julie Olivier
Director of Regulatory Affairs and Licensing
Nuclear energy and regulatory affairs expert with over 25 years of experience in licensing, safety, and environmental management



Lukasz Urbanski, Ph.D.
Laser Systems Manager
Former ASML Laser Systems Architect and semiconductor technology expert with 12 years of experience in high-power lasers, EUV lithography, and advanced optical engineering



Scott Hyman
Director of Nuclear Fuels Marketing
Nuclear industry executive with nearly 40 years of experience. Former NextEra Energy's Principal for Nuclear Fuel Supply, managing uranium, conversion, and enrichment procurement and fuel strategy for a fleet of seven operating reactors.



Brian Smith
Director of Security, Compliance and Government Affairs
Nuclear regulatory and security expert with 32 years of NRC experience, specializing in security, cybersecurity, classification guidance, and export controls



John M. Paxton Jr.
Executive Advisory Board Chair of Military and Defense
Retired U.S. Marine Corps Four-Star General with 40 years of military leadership experience, specializing in strategic operations, global security, and crisis management

Advancing American Laser Enrichment Technology

LIS Technologies is developing a patented **U.S. origin laser isotope separation platform** designed to produce enriched uranium for existing and advanced nuclear reactors, with additional applications across specialized isotope markets.



Illustration · selective laser excitation of $^{235}UF_6$

LIS TECHNOLOGIES AT A GLANCE

CRISLA

Condensation Repression Isotope-Selective Laser Activation, our patented laser enrichment technology

LEU + HALEU

Core nuclear fuel markets

Oak Ridge, TN

U.S. R&D and planned commercial facilities

Specialized Isotopes

Medical, semiconductor and industrial applications

Positioned to Advance U.S. Nuclear Power Independence

PATENTED TECHNOLOGY

U.S.-origin laser enrichment platform targeting improved efficiency

FEDERAL RECOGNITION

One of six companies selected for DOE's LEU enrichment program, a $3.4B program overall

CRITICAL FUEL MARKETS

Targeting low-enriched uranium (LEU) and high-assay low-enriched uranium (HALEU) for existing and advanced reactors

OAK RIDGE INFRASTRUCTURE

Established R&D footprint with 14,000 sq ft HQ and test demonstration facility, 38,000 sq ft facility for R&D and a planned 206-acre commercial site

IN HOUSE TECHNICAL EXPERTISE

200+ years of collective NRC and related experience, 80+ years of collective laser enrichment experience, and 50+ years of collective ASML experience

CAPITAL & PROGRESS

$71M+ raised alongside continued development milestones

ORIGINS OF CRISLA

Decades of Innovation. A New Era of Commercialization.



RESEARCH HERITAGE

Dr. Jeff Eerkens

Laser enrichment pioneer; Ph.D., UC Berkeley

CRISLA inventor; laser isotope separation research since the 1970s

COMMERCIALIZATION

LIS Technologies

Prototype separator at K-1330, Oak Ridge, TN



HISTORICAL RESEARCH

1970s
Research Begins

Dr. Jeff Eerkens pioneers the CRISLA laser enrichment process

1980s–90s
Early Demonstrations

Historical laboratory work and company-reported enrichment results

2019
Patent Issued

U.S. Patent 10,319,486

LIS TECHNOLOGIES

2023
LIST Founded

LIS Technologies established; CRISLA acquisition announced

2024–25
Federal Recognition

DOE selection, AFWERX award and development milestones

2026
Industrial Expansion

Oak Ridge infrastructure and UF_6 testing progress

Historical research and demonstrations predate the formation of LIS Technologies in 2023 and were laboratory-scale; they do not represent commercial-scale enrichment.

CRISLA: A Next-Generation Approach to Uranium Enrichment


ENRICHED
DEPLETED

01

UF_6 Feed

Uranium hexafluoride gas enters the CRISLA enrichment cell

02

Selective Laser Excitation

A 5.3 μm laser excites $^{235}UF_6$ molecules while $^{238}UF_6$ remains unexcited

03

Product Harvesting

Condensation repression separates excited $^{235}UF_6$ into an enriched stream

5.3 μm
Laser wavelength

CW
Continuous-wave operation

Intracavity
Laser architecture, no amplifiers

U.S. Patent 10,319,486. Simplified illustrative schematic; commercial-scale performance remains to be demonstrated.

LIS TECHNOLOGIES INC.

Uranium Enrichment: A Critical Global Supply Bottleneck

01 / NUCLEAR POWER CYCLE


LIST'S FOCUS
01
Mining
02
Conversion
03
Enrichment
04
Fuel Fabrication
05
Nuclear Reactor

Enrichment is the critical link between converted uranium and reactor-ready fuel

Raises U-235 from 0.7% in natural uranium to 3–5% for today's reactors, and up to 20% (HALEU) for advanced designs

02 / GLOBAL ENRICHMENT CAPACITY

Enrichment capacity by provider, 2025


11%
20%
43%
26%
67.7M
SWU / yr global

Provider	Country	Capacity
Rosatom (TENEX)	Russia	29.1M SWU
Urenco	UK, GER, NL	17.3M SWU
CNNC	China	13.8M SWU
Orano	France	7.5M SWU

4.4M
U.S. supply (2025) · SWU / year

15M
Current U.S. demand · SWU / year

50–60M
Projected U.S. demand (2050) · SWU / year

Global enrichment capacity remains concentrated among a **small number of established providers**, highlighting the strategic importance of **new domestic supply.**

Source: World Nuclear Association, The Nuclear Fuel Report 2025 (Sept. 2025); World Nuclear Outlook Report 2026 (Oct. 2026); and "Uranium Enrichment" (Oct. 2026).

LIS TECHNOLOGIES INC.

Targeting Significantly Lower Enrichment Costs

Company-estimated cost per SWU, by enrichment technology

01 · LEGACY	02 · CURRENT	03 · LASER	04 · LIST TARGET
>$500	~$106	~$60	<$30
Gaseous diffusion	**Centrifuge**	**16 μm MLIS**	**CRISLA**
Cost / SWU · Retired in the U.S. in 2013	Cost / SWU · Today's industry standard	Cost / SWU · Laser approach in development	Cost / SWU · 5.3 μm continuous-wave laser

→ **Progression toward lower estimated enrichment costs**

HISTORICAL SWU MARKET PRICING

Spot and long-term prices, $/SWU



2022 · Russia–Ukraine war
$250
$200
$150
$100
$50
$0
'19 '20 '21 '22 '23 '24 '25 '26
$205 Spot
$180 Term

Market pricing from October 2026 is shown for context; differences between prices and estimated costs do not represent projected margins.

Company estimates of cost per SWU from financial-model assumptions; diffusion and CRISLA shown as threshold values. CRISLA figures are targets, not demonstrated commercial operating costs. Columns are not drawn to scale. SWU prices: year-end averages of UxC and TradeTech indicators as reported in Orano Annual Activity Reports, 2019–2025; 2026 reflects October 2026 indicators.

One Technology. Multiple Market Opportunities.

CORE MARKET · TODAY'S FLEET

LEU / LEU+

Existing Reactors

Fuel for the operating U.S. nuclear fleet

CORE MARKET · NEXT GENERATION

HALEU

Advanced Reactors

Fuel for SMRs, microreactors and next-generation reactor designs

LONGER-TERM OPTIONALITY · SPECIALIZED ISOTOPES

Medical Isotopes Mo-99	**Semiconductors & Quantum Computing** Si-28	**Industrial & Research Isotopes** Stable isotopes

FEDERAL RECOGNITION & STRATEGIC VALIDATION

Selected for the U.S. Department of Energy's LEU Enrichment Program

DOE LEU ENRICHMENT PROGRAM · SELECTED DECEMBER 2024

1 of 6

Companies Selected

Eligible to compete for future DOE LEU enrichment task orders

$3.4B

Original Program Scope

Aggregate LEU acquisition program amount across all selected participants


2978

ADDITIONAL DEVELOPMENT MILESTONES

JAN 2025

AFWERX

SBIR Phase I contract

MAR 2025

TRL-4

CRISLA technology validation

DEC 2025

Tennessee

Radioactive material license

OCT 2026

UF_6 Shipment

Initial material for testing

DOE program selection does not guarantee future task orders or funding beyond the applicable minimum contract award.

Establishing a U.S. Nuclear Enrichment Hub



LIST Island · LEU-3 facility concept



Heritage Center, Oak Ridge, TN



Prototype separator · K-1330

14,000 ft²
R&D headquarters and UF_6 test-loop facility

38,000 ft²
Isotope and equipment industrialization

206 acres
Planned pilot and commercial site on LIST Island

- Tennessee radioactive material license granted Dec 2025 · First UF_6 shipment to the test loop Oct 2026
- Oct 2026, NRC approves Standard Practice Procedures Plan for Test Demonstration Facility, contingent on pending NRC operational readiness review

LIS TECHNOLOGIES INC.

Scaling From Demonstration to Commercial Enrichment

A phased development strategy targeting industrial-scale uranium enrichment

2025–27	2025–28	in or around 2030	in or around 2033
Baseline Testing	**Scale-Up**	**Pilot Facility**	**Commercial Facility**
Demonstration and process optimization at the Heritage Center	Larger systems and performance validation	Initial planned enrichment capacity	Targeted commercial-scale operations

Technology
Demonstrate and scale CRISLA performance

Regulatory
Secure required approvals and licenses

Infrastructure
Develop pilot and commercial facilities

2030 PILOT TARGET

0.5M SWU / year

Planned pilot enrichment capacity

2033 COMMERCIAL TARGET

5.0M SWU / year

Planned LEU / LEU+ commercial capacity

Company development targets; commercial deployment remains subject to technical, regulatory and financing milestones.

5M SWU/yr facility concept · rendering

LIS TECHNOLOGIES INC.

Nuclear Technology Landscape

01 / ENRICHMENT TECHNOLOGY

Technology and commercialization comparison

LIS Technologies
CRISLA laser enrichment · Oak Ridge, TN

2030 / 2033

Pilot plant 2030 · Commercial plant 2033 (targets)

Development — Demonstration (2030 target) — Commercial (2033 target)

Centrus Energy
Centrifuge enrichment · Piketon, OH

Commercial

LEU supply today · HALEU scale-up underway

Development — Demonstration — **Commercial**

Market Cap: ~US$2.1B

Global Laser Enrichment
Laser enrichment · Wilmington, NC

Demonstration

Global Laser Enrichment demonstration program

Development — **Demonstration** — Commercial

Private

02 / BROADER NUCLEAR POWER ECOSYSTEM

Adjacent industry exposure

Company	Segment	Market Cap
Cameco	Uranium & fuel services	US$37.1B
BWX Technologies	Nuclear components & fuel	US$12.4B
Standard Nuclear	TRISO fuel	US$2.0B
X-energy	TRISO-X fuel & reactors	US$5.9B

Market caps as of October 26, 2026, rounded to $0.1B; US dollars. Peers are shown for industry context and are not presented as direct valuation comparables. LIS commercialization timeline reflects company targets (0.5M SWU/yr pilot; 5.0M SWU/yr commercial), subject to execution, regulatory approvals and financing.

Board of Directors



Jay Yu

Co-Founder, Executive Chairman & CEO

Founder and Chairman of NANO Nuclear Energy; 20 years in capital markets



Atul Sabharwal

Independent Director

Founder of Snipp; former Executive Director, Acme Group; former board member, eSolar



Jason Mencher

Independent Director

Senior Planner at AKRF; former real estate attorney at Pryor Cashman; J.D., Hofstra



Eric Forte

Independent Director

President and Owner of Prudential Borrowing, a residential and commercial mortgage brokerage

Board composition as of November 5, 2026. Director independence as determined under applicable Nasdaq listing standards.

LIS TECHNOLOGIES INC.

LIS TECHNOLOGIES INC.

Enriching the Future

Advancing U.S. Origin Laser Enrichment Technology

Jay Yu · Executive Chairman & CEO

ir@laseristech.com · 1 (800) 388-5492



3D rendering · Project FUEL commercial facility · LIST Island, Oak Ridge, TN

LIS TECHNOLOGIES INC.

Glossary of Terms

Acronyms and defined terms used in this presentation

Term	Definition
AFWERX	U.S. Air Force innovation unit that awards research contracts to small businesses
CRISLA	Condensation Repression Isotope Selective Laser Activation, LIS's patented laser enrichment technology
CW	Continuous-wave: a laser that emits a steady beam rather than pulses
EUP	Enriched uranium product: uranium enriched above natural U-235 levels for use in fuel
HALEU	High-assay low-enriched uranium: enriched to 5–20% U-235, needed by many advanced reactors
LEU	Low-enriched uranium: typically 3–5% U-235, the fuel used by today's commercial reactors
LEU-3	LIS's planned commercial enrichment facility in Oak Ridge, Tennessee
MLIS	Molecular laser isotope separation
SMR	Small modular reactor: a factory-built reactor, typically under 300 MWe
SWU	Separative work unit: the standard measure of enrichment effort; services are priced per SWU
TRISO	Tristructural isotropic: a coated-particle fuel used in some advanced reactors
TRL	Technology readiness level, a 1–9 maturity scale; TRL-4 means validated in a laboratory
U-235	The fissile uranium isotope; about 0.7% of natural uranium
UF_6	Uranium hexafluoride: the gaseous uranium compound fed into the enrichment process